EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Second Quarter Loss of $2,144,000,
Including Goodwill Impairment Charge of $960,000 and $710,000 in Legal Expense

MINNEAPOLIS – July 21, 2004 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $5,072,000 for the second quarter ended June 30, 2004, a decrease of 30%, compared to net sales of $7,261,000 for the second quarter of 2003. The net loss for the second quarter of 2004 was $(2,144,000) or $(0.17) per share, compared to net income of $24,000, or $0.00 per share, for the second quarter of 2003. Insignia Point-of-Purchase Services® (POPS) revenues for the second quarter were $4,054,000, a decrease of 35%, compared to second quarter 2003 POPS revenues of $6,243,000. The results for the second quarter includes a goodwill impairment charge of $960,000 related to the Company’s VALUStix business.

For the six months ended June 30, 2004, net sales were $9,778,000, a decrease of 29%, compared to net sales of $13,723,000 for the first half of 2003. The net loss for the first half of 2004 was $(3,601,000) or $(0.29) per share, compared to $(1,094,000), or $(0.09) per share for the same period of 2003. Insignia POPS revenues for the first six months of 2004 were $7,713,000, a decrease of 34%, compared to the first six months of 2003 POPS revenues of $11,634,000.

CEO Scott Drill commented, “We are encouraged by the modest sequential improvement in POPS revenue in the second quarter. We continue to be cautiously optimistic that POPS revenue will improve in the second half of the year. We currently have customer orders for approximately $4,400,000 of POPS programs for the third quarter.

Unfortunately, our VALUStix business has not developed according to our plan and thus, we have made a decision to de-emphasize that business, the details of which have yet to be determined. Although the multi-brand coupon concept is intriguing to some of our customers, the logistics of coordinating the cooperative coupon concept with diverse brand and retailer goals has proven to be very complex. In light of this challenge, we have taken an impairment charge of $960,000 during the second quarter related to the remaining goodwill.”

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July 21, 2004	Insignia Systems, Inc. Reports Second Quarter Loss	Page 2

Drill went on to state, “With regard to the News America litigation, the judge has not yet ruled on our motion to dismiss. In the meantime, we are proceeding with the discovery process which has been extended to mid-November. Further, News America amended its complaint to add several retailers who have contracts with News America with which News America alleges we have tortiously interfered. Legal expense, most of which related to the litigation, was $710,000 in the second quarter and will remain high through the remainder of the year.

Lastly, the first closing of the previously announced private placement of equity financing, which is subject to shareholder approval, is currently expected to occur in mid-September, after the special meeting of the shareholders.”

Conference Call

The Company will host a conference call today, July 21, at 4:00 p.m. Central Time. To access the live call, dial 800-475-3716. The conference code is 117076. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through July 28, 2004. To access the replay, dial 888-203-1112 and reference the passcode 117076.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with approximately 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 180 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2003 and SEC Form 10-Q for the quarter ended March 31, 2004. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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July 21, 2004	Insignia Systems, Inc. Reports Second Quarter Loss	Page 3

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net Sales	$5,072,000	$7,261,000	$9,778,000	$13,723,000
Cost of Sales	3,190,000	3,987,000	6,536,000	7,875,000
Gross Profit	1,882,000	3,274,000	3,242,000	5,848,000
Operating Expenses:
Selling	1,501,000	2,158,000	3,013,000	4,470,000
Marketing	272,000	354,000	540,000	740,000
General & administrative	1,262,000	756,000	2,313,000	1,766,000
Impairment of goodwill	960,000	—	960,000	—
Operating Income (Loss)	(2,113,000)	6,000	(3,584,000)	(1,128,000)
Other Income (Expense)	(31,000)	18,000	(17,000)	34,000
Net Income (Loss)	$(2,144,000)	$24,000	$(3,601,000)	$(1,094,000)
Net Income (Loss) Per Share
Basic	$(0.17)	$0.00	$(0.29)	$(0.09)
Diluted	$(0.17)	$0.00	$(0.29)	$(0.09)
Shares used in calculation of
net income (loss) per share:
Basic	12,476,000	12,273,000	12,474,000	12,142,000
Diluted	12,476,000	12,606,000	12,474,000	12,142,000

SELECTED BALANCE SHEET DATA

	June 30, 2004	December 31, 2003
Cash and cash equivalents	$4,526,000	$5,225,000
Working capital	3,558,000	5,797,000
Total assets	8,700,000	11,676,000
Total liabilities	4,353,000	3,854,000
Shareholders’ equity	4,347,000	7,822,000

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